UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LENSAR, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on May 19, 2025 (the “Definitive Proxy Statement”), by LENSAR, Inc., a Delaware corporation (the “Company” or “LENSAR”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below. Unless otherwise defined in this Supplement, capitalized terms have the meaning as defined in the Definitive Proxy Statement.

EXPLANATORY NOTE

As previously disclosed, on March 23, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Alcon Research, LLC, a Delaware limited liability company (“Parent”), and VMI Option Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). On May 19, 2025, the Company filed the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on July 2, 2025.

As of the date of this Supplement, the Company has received several demand letters from purported LENSAR stockholders alleging, among other things, that the Definitive Proxy Statement, or in some cases, the Preliminary Proxy Statement on Schedule 14A of the Company filed on May 7, 2025 (the “Preliminary Proxy Statement”), omits material information with respect to the Merger, rendering the disclosures set forth therein false and misleading in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and seeking Company books and records pursuant to Section 220 of the Delaware General Corporation Law (collectively, the “Demand Letters”).

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws. However, solely to moot the claims in the Demand Letters and minimize the risk, costs, burden, nuisance and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company hereby supplements the disclosures contained in the Definitive Proxy Statement (the “Supplemental Disclosures”). Nothing in this Supplement will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the supplemental disclosures set forth herein. The Supplemental Disclosures are set forth below and should be read in conjunction with the Definitive Proxy Statement. The Company vigorously denies all allegations in the Demand Letters, including that any additional disclosure was or is required, and believes that the supplemental disclosures contained herein are immaterial.

Supplemental Disclosures to the Definitive Proxy Statement

The information in this Supplement supplements the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Except as described in this Supplement, the information provided in the Definitive Proxy Statement continues to apply. All section headings, paragraph references and page references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. The Supplemental Disclosures are identified below by bold, underlined text. ~~Stricken-through text~~ shows text being deleted from the referenced disclosure in the Definitive Proxy Statement. If information in the Supplemental Disclosures differs from or updates information contained in the Definitive Proxy Statement, then the information in the Supplemental Disclosures is more current and supersedes the information contained in the Definitive Proxy Statement.

*   *   *

THE MERGER—Background of the Merger

1.	The seventh full paragraph on page 48 of the Definitive Proxy Statement in the section entitled “THE MERGER — Background of the Merger” is amended as follows:

From that date until February 26, 2025, Messrs. Link and Curtis participated in several negotiations and discussions with representatives of Alcon regarding the terms of the February 21 Proposal and Alcon’s continued request for LENSAR to delay its earnings release date. In such negotiations and discussions, LENSAR and Alcon did not discuss any offer of post-transaction employment for LENSAR’s executive officers or any proposal for LENSAR’s executive officers to participate in the equity of the surviving company. Furthermore, during that time, the Transaction Committee met regularly to provide feedback on the remaining open issues related to the draft Merger Agreement, and proposed responses thereto.

THE MERGER— Opinion of the Financial Advisor to LENSAR

2.

The third and fourth paragraphs under the heading “THE MERGER— Opinion of the Financial Advisor to LENSAR— Selected Public Companies Analysis” starting on page 63 of the Definitive Proxy Statement are amended as follows:

The selected companies and corresponding multiples considered by WFS were:

Selected Companies	Enterprise Value / 2025E Revenue	Enterprise Value / 2026E Revenue
Alphatec Holdings, Inc.	2.8x	2.3x

Establishment Labs Holdings, Inc.	6.3x	5.0x

RxSight, Inc.	4.2x	3.4x

STAAR Surgical Company	2.6x	2.1x

Butterfly Networks, Inc. [Class A]	6.1x	4.9x

SI-BONE, Inc.	2.8x	2.4x

OrthoPediatrics Corp.	2.7x	2.3x

NeuroPace, Inc.	4.4x	3.6x

Pulmonx Corp.	2.7x	2.3x

WFS noted that, based on market data as of March 21, 2025, the mean, median, low and high Enterprise Value to 2025E Revenue multiples for the selected publicly traded companies were 3.9x, 2.8x, 2.6x and 6.3x and the mean, median, low and high Enterprise Value to 2026E Revenue multiples for the selected publicly traded companies were 3.1x, 2.4x, 2.1x and 5.0x. WFS observed that LENSAR Common Stock traded, as of March 21, 2025, at 5.2x and 4.0x Revenue for 2025E and 2026E, respectively. Based upon the application of its professional judgment and experience, WFS selected for LENSAR a reference range of multiples of 4.00x to 5.25x to be applied to estimated 2025E Revenue and 3.00x to 4.00x to be applied to 2026E Revenue (in each case, based on the March LENSAR Projections). This analysis indicated a range of implied values per share of LENSAR Common Stock, after taking into account LENSAR’s net debt of approximately $15 million as of February 28, 2025 (provided by LENSAR management) and the Black Scholes Value calculated using the methodology prescribed under the Warrant Agreements (based on assumptions reviewed and approved by LENSAR management and using as ~~including~~ assumed values for LENSAR Common Stock ~~at~~ the endpoints of the derived range indicated by this analysis) of LENSAR’s outstanding warrants, of $12.27 to $16.51, as compared to the Cash Consideration of $14.00 per share and the Discounted Consideration Amount of $16.03 per share.

3.

The second and third paragraphs under the heading “THE MERGER— Opinion of the Financial Advisor to LENSAR— Selected Precedent Transactions” on page 64 of the Definitive Proxy statement are amended as follows:

The selected transactions and corresponding multiples considered by WFS were:

Date Announced	Target	Acquiror	Enterprise Value / LTM (Last Twelve Months) Revenue	Enterprise Value / NTM (Next Twelve Months) Revenue
01/25	Paragon 28, Inc.	Zimmer Biomet Holdings, Inc.	5.1x	4.7x

06/24	Silk Road Medical, Inc.	Boston Scientific Corp.	6.2x	5.7x

03/21	Lumenis’ Surgical Business	Boston Scientific Corp.	6.5x	5.4x

01/21	Byte	Dentsply Sirona Inc.	N/A	5.2x

12/20	ACell, Inc.	Integra LifeSciences Holdings Corp.	4.0x	N/A

08/19	Avedro, Inc.	Glaukos Corp.	14.2x	12.0x

05/19	Acelity Inc.	3M	4.6x	4.4x

03/19	Osiris Therapeutics, Inc.	Smith & Nephew plc	4.4x	3.8x

10/18	Cianna Medical, Inc.	Merit Medical Systems, Inc.	5.1x	3.8x

09/18	Invuity, Inc.	Stryker Corp.	4.7x	3.8x

08/18	K2M Group Holdings, Inc.	Stryker Corp.	5.1x	4.6x

10/17	JOTEC AG	CryoLife, Inc.	4.4x	3.8x

04/17	Syneron Candela	Apax Partners	1.1x	1.0x

02/17	Cynosure, Inc.	Hologic, Inc.	3.3x	2.9x

02/17	Zeltiq Aesthetics, Inc.	Allergan plc	6.8x	5.9x

WFS noted that the median, 25th percentile and 75th percentile of the LTM Revenue multiples for the selected transactions were 4.9x, 4.4x and 5.9x, respectively. WFS noted that the median, 25th percentile and 75th percentile of the NTM Revenue multiples for the selected transactions were 4.5x, 3.8x and 5.3x, respectively. Based on the application of its professional judgment and experience, WFS applied a multiple range of 4.5x to 6.0x to LENSAR’s LTM Revenue (March 2024 through February 2025 based on information provided by LENSAR management) and 4.0x to 5.5x to LENSAR’s NTM Revenue (March 2025 through February 2026 based on information provided by LENSAR management). This analysis indicated a range of implied per share values of LENSAR Common Stock, after taking into account LENSAR’s net debt of approximately $15 million as of February 28, 2025 (provided by LENSAR management) and the Black Scholes Value calculated using the methodology prescribed in the Warrant Agreements (based on assumptions reviewed and approved by LENSAR management and using as ~~including~~ assumed values for LENSAR Common Stock ~~at~~ the endpoints of the derived range indicated by this analysis) of LENSAR’s outstanding warrants, of $10.53 to $18.30, as compared to the Cash Consideration of $14.00 per share and the Discounted Consideration Amount of $16.03 per share.

4.	The disclosure under the heading “THE MERGER— Opinion of the Financial Advisor to LENSAR— Discounted Cash Flow Analysis” starting on page 64 of the Definitive Proxy Statement is amended as follows:

WFS performed a discounted cash flow analysis with respect to LENSAR by calculating the estimated net present value (as of February 28, 2025) of (a) the projected unlevered free cash flows of LENSAR based on the March LENSAR Projections for the last ten months of 2025 and for the years ending December 31, 2026 through December 31, 2029, (b) an estimated range of terminal values for LENSAR derived by application of perpetuity growth rates provided by and approved for WFS’s use by LENSAR management ranging from 3.0% to 4.0% and (c) the Estimated Tax Savings for LENSAR on a standalone basis reflected in the March LENSAR Projections, resulting from the anticipated future utilization of LENSAR’s net operating losses. The present values (as of February 28, 2025) of the cash flows, the implied terminal values and the Estimated Tax Savings were calculated using discount rates (selected by WFS based on its professional judgment and experience) reflecting the estimated weighted average cost of capital for LENSAR ranging from 11.75% to 13.00%. For purposes of the discounted cash flow analysis, WFS gave effect as directed by LENSAR management to the equity raises anticipated to be completed by LENSAR management and reflected in the March LENSAR Projections. This analysis indicated a range of implied per share values of LENSAR Common Stock, after taking into account LENSAR’s net debt of approximately $15 million as of February 28, 2025 (provided by LENSAR management) and the Black Scholes Value calculated using the methodology prescribed under the Warrant Agreements (based on assumptions reviewed and approved by LENSAR management and using as ~~including~~ assumed values for LENSAR Common Stock ~~at~~ the endpoints of the derived range indicated by this analysis) of LENSAR’s outstanding warrants, of $9.89 to $12.53, as compared to the cash consideration of $14.00 per share and the Discounted Consideration Amount of $16.03 per share.

THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of LENSAR Common Stock

5.

The first paragraph under the heading “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of LENSAR Common Stock—Tax Consequences to U.S. Holders—Treatment as Open Transaction” on page 79 of the Definitive Proxy Statement is amended as follows:

Receipt of the Merger Consideration generally would be treated as an “open transaction” for U.S. federal income tax purposes if the value of the CVRs cannot be “reasonably ascertained.” If the receipt of the Merger Consideration is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder generally will recognize capital gain ~~or loss~~ upon consummation of the Merger in an amount equal to the ~~difference~~ excess, if any, of ~~between~~ the amount of cash received as Cash Consideration over ~~and~~ such U.S. holder’s adjusted tax basis in the shares of LENSAR Common Stock converted into the right to receive the Merger Consideration pursuant to the Merger. A U.S. holder may not be able to recognize loss with respect to such shares of LENSAR Common Stock until the resolution of all contingencies under the CVRs. Gain or loss recognized must be determined separately for each identifiable block of a holder’s shares of LENSAR Common Stock (i.e., shares of LENSAR Common Stock acquired at the same cost in a single transaction). Any such gain or loss will be long-term capital gain or loss if the shares of LENSAR Common Stock were held for more than one year prior to ~~such~~ disposition. The deductibility of capital losses is subject to certain limitations.

6.

The second paragraph under the heading “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of LENSAR Common Stock—Future Payments on the CVRs—Treatment as Open Transaction” on page 80 of the Definitive Proxy Statement is amended as follows:

Under Section 483 of the Code, a portion of any payment due with respect to a CVR more than six months following the consummation of the Merger may constitute imputed interest taxable as ordinary income. The portion of any CVR payment treated as imputed interest under Section 483 of the Code generally would equal the excess of the amount of the CVR payment over the present value of such amount as of the consummation of the Merger, calculated using the applicable federal rate as the discount rate. The relevant applicable federal rate generally will be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the consummation of the Merger. The applicable federal rate is published monthly by the IRS. The U.S. holder of a CVR must include in its gross income interest imputed pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. The portion of the payment pursuant to a CVR that is not treated as interest under Section 483 of the Code generally will be treated as ~~gain~~ additional consideration from the sale of a capital asset, as discussed above. U.S. holders are urged to consult their own tax advisors regarding the application of the imputed interest rules to the receipt of payments pursuant to a CVR.

Forward-Looking Statements

This Supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the potential transaction between LENSAR and Alcon. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on LENSAR’s management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions.

The following factors could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed Merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect LENSAR or the expected benefits of the proposed Merger or that the approval of LENSAR’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed Merger; (iii) the possibility that competing offers or acquisition proposals for LENSAR will be made; (iv) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances which would require LENSAR to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the Merger on LENSAR’s ability to retain and hire key personnel, or its operating results and business generally, (vii) there may be liabilities related to the Merger that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (viii) the Merger may result in the diversion of management’s time and attention to issues relating to the Merger; (ix) there may be significant transaction costs in connection with the Merger; (x) legal proceedings may be instituted against LENSAR following the announcement of the Merger, which may have an unfavorable outcome; and (xi) LENSAR’s stock price may decline significantly if the Merger is not consummated. In addition, a number of other important factors could cause LENSAR’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors discussed under the heading “Risk Factors” contained in LENSAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and LENSAR’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, each as filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in LENSAR’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Relations section of LENSAR’s website at https://ir.lensar.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, LENSAR does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this Current Report.

Additional Information

This Current Report may be deemed solicitation material in respect of the proposed acquisition of LENSAR. A special stockholder meeting has been announced to obtain stockholder approval in connection with the proposed Merger between LENSAR and Parent. LENSAR has filed with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. Investors of LENSAR are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety because they contain important information about LENSAR and the proposed Merger. Investors may obtain a free copy of these materials and other documents filed by LENSAR with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at https://ir.lensar.com/financials/sec-filings.

Participants in the Solicitation

LENSAR and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of LENSAR’s stockholders in connection with the proposed Merger will be set forth in LENSAR’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed Merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed Merger.